SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No.[  ])1

Arena Pharmaceuticals, Inc.

(Name of Issuer)
Common Stock

(Title of Class of Securities)
040047 10 2
(CUSIP Number)
February 7, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        / /      Rule 13d-1(b)

        /x/      Rule 13d-1(c)

        / /      Rule 13d-1(d)

1
The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 040047 10 2	13G	Page 2 of 9 Pages

1.	NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).
Biotechnology Value Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) /x/
(b) / /

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 521,600
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 521,600

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 521,600

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
/ /

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.9%

12.	TYPE OF REPORTING PERSON*
PN

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 040047 10 2	13G	Page 3 of 9 Pages

1.	NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).
Biotechnology Value Fund II, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) /x/
(b) / /

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 328,300
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 328,300

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 328,300

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
/ /

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.2%

12.	TYPE OF REPORTING PERSON*
PN

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 040047 10 2	13G	Page 4 of 9 Pages

1.	NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).
BVF INVESTMENTS, L.L.C.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) /x/
(b) / /

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 754,500
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 754,500

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 754,500

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
/ /

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.7%

12.	TYPE OF REPORTING PERSON*
OO

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 040047 10 2	13G	Page 5 of 9 Pages

1.	NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).
BVF PARTNERS, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) /x/
(b) / /

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 1,677,600
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 1,677,600

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,677,600

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
/ /

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.1%

12.	TYPE OF REPORTING PERSON*
PN

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 040047 10 2	13G	Page 6 of 9 Pages

1.	NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).
BVF INC.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) /x/
(b) / /

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 1,677,600
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 1,677,600

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,677,600

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
/ /

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.1%

12.	TYPE OF REPORTING PERSON*
IA, CO

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 040047 10 2	13G	Page 7 of 9 Pages
ITEM 1(a).	Name of Issuer:
Arena Pharmaceuticals, Inc. ("Arena")
ITEM 1(b).	Address of Issuer's Principal Executive Offices:
6166 Nancy Ridge Drive San Diego, California 92121
ITEM 2(a).	Name of Persons Filing:
This Schedule 13G is being filed on behalf of the following persons* (the "Reporting Persons"):
	(i)	Biotechnology Value Fund, L.P. ("BVF")
	(ii)	Biotechnology Value Fund II, L.P. ("BVF2")
	(iii)	BVF Investments, L.L.C. ("Investments")
	(iv)	BVF Partners L.P. ("Partners")
	(v)	BVF Inc. ("BVF Inc.")
	*	Attached as Exhibit 1 is a copy of an agreement among the Reporting Persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.
ITEM 2(b).	Address of Principal Business Office:
The principal business office of the Reporting Persons comprising the group filing this Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois, 60606.
ITEM 2(c).	Citizenship:
	BVF:	a Delaware limited partnership
	BVF2:	a Delaware limited partnership
	Investments:	a Delaware limited liability company
	Partners:	a Delaware limited partnership
	BVF Inc.:	a Delaware corporation
ITEM 2(d).	Title of Class of Securities:
Common Stock
ITEM 2(e).	CUSIP Number:
040047 10 2

CUSIP No. 040047 10 2	13G	Page 8 of 9 Pages
ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS: One of the following
Not applicable as this Schedule 13G is filed pursuant to Rule 13d 1(c).
ITEM 4.	OWNERSHIP:
The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 6) on this Schedule 13G is hereby incorporated by reference.
ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following. / /
ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. BVF2 also shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Investments also shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF, BVF2 and Investments, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. None of the managed accounts individually owns more than 5% of the common stock of Arena.
ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
Not applicable.
ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.
Not applicable.

CUSIP No. 040047 10 2	13G	Page 9 of 9 Pages

ITEM 10.    CERTIFICATION.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 19, 2002.

BIOTECHNOLOGY VALUE FUND, L.P.
By:	BVF Partners L.P., its general partner
	By:	BVF Inc., its general partner
By:
/s/ MARK N. LAMPERT Mark N. Lampert President

BIOTECHNOLOGY VALUE FUND II, L.P.
By:	BVF Partners L.P., its general partner
	By:	BVF Inc., its general partner
By:
/s/ MARK N. LAMPERT Mark N. Lampert President

BVF INVESTMENTS, L.L.C.
By:	BVF Partners L.P., its general partner
	By:	BVF Inc., its general partner
By:
/s/ MARK N. LAMPERT Mark N. Lampert President

BVF PARTNERS L.P.
By:	BVF Inc., its general partner
By:
/s/ MARK N. LAMPERT Mark N. Lampert President

BVF INC.
By:
/s/ MARK N. LAMPERT Mark N. Lampert President